EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES PROPOSED PRIVATE OFFERING
OF $2 BILLION OF PREFERRED STOCK

DALLAS, TEXAS, February 14, 2007…EXCO Resources, Inc. (NYSE:XCO) today announced that it is proposing to offer up to $2.0 billion in preferred stock through the private placement of up to $400 million of 6% Cumulative Convertible Perpetual Preferred Stock (the “6% Convertible Preferred Stock”) and $1.6 billion of 11% Cumulative Preferred Stock (the “11% Preferred Stock”) to accredited institutional investors pursuant to Regulation D of the Securities Act of 1933.

The 6% Convertible Preferred Stock will be convertible into EXCO common stock at a price of $20 per share, as may be adjusted in accordance with the terms of the 6% Convertible Preferred Stock, and EXCO may force the conversion of the 6% Convertible Preferred Stock at any time if EXCO’s common stock trades for 20 days within a period of 30 consecutive days at a price, subject to adjustment, above $35 per share in the 24 months after issuance, $30 per share thereafter through the 48th month after issuance and $25 per share at any time thereafter.  Upon the occurrence of a change of control, holders of the 6% Convertible Preferred Stock may require EXCO to repurchase their shares for cash or shares of common stock at the liquidation preference plus accumulated dividends.  Holders of the 6% Convertible Preferred Stock will  have a right of first offer with respect to EXCO’s subsequent issuance of shares of common stock at a price per share less than the then-effective conversion price, subject to customary exceptions.

The 11%  Preferred Stock will automatically convert into an equal number of shares of 6% Convertible Preferred Stock upon stockholder approval of the Company’s issuance of the underlying shares of common stock as required by New York Stock Exchange rules.  EXCO expects to hold a shareholders meeting in the third quarter of 2007.   If the 11% Preferred Stock has not been converted into 6% Convertible Preferred Stock within 180 days of issuance, the annual dividend rate will increase by 0.50% per quarter (up to a maximum rate of 18% per annum) until the shares of 11% Preferred Stock have been converted into 6% Convertible Preferred Stock.   The 11% Preferred Stock must be redeemed for cash at 125% of the liquidation preference plus accumulated dividends following the maturity of EXCO’s 7 1/4% Senior Notes due 2011 and is otherwise redeemable at such price at EXCO’s option at any time.  Upon the occurrence of a change of control, holders of the 11% Preferred Stock may require EXCO to repurchase their shares for cash at 125% of the liquidation preference plus accumulated dividends.  After 180 days from the date of issuance, holders of the 11% Preferred Stock will have a right of first offer with respect to EXCO’s subsequent debt or equity issuances, subject to customary exceptions.

EXCO may elect to pay dividends on the Convertible Preferred Stock in additional shares of preferred stock of the same class, in which case the applicable dividend rate will increase by 2.0% per annum.  After the sixth anniversary of the issue date, the dividend rate on the 6% Convertible Preferred Stock will increase to 8.0% per annum and dividends will be payable only in cash.  Dividends on the 11% Preferred Stock are only payable in cash.  Holders of the 6% Convertible Preferred Stock and the 11% Preferred Stock will have certain director appointment rights.  EXCO will be obligated to register for resale under the Securities Act of 1933 the shares of common stock issuable in connection with the 6% Convertible Preferred Stock.

EXCO will use the net proceeds from the sale of the preferred stock to finance EXCO’s previously announced acquisition from Anadarko Petroleum Corporation of oil and natural gas properties in the Vernon and Ansley Fields in Louisiana and to repay a portion of EXCO’s outstanding indebtedness and indebtedness of its subsidiary, EXCO Partners Operating Partnership, LP.

EXCO has not entered into definitive agreements with potential investors to issue any preferred stock.  No assurances can be given that EXCO will issue any preferred stock or that any preferred stock issued will contain the terms described in this press release.

The securities offered in the private placement have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.  This press release is issued pursuant to Rule 135c of the Securities Act of 1933 and does not constitute an offer to sell, or the solicitation of an offer to buy, the securities nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.